EXHIBIT 2.3 (B)

GUARANTY

THIS GUARANTY is made effective the 11th day of March 2021 by Hollister & Blacksmith, Inc., a Colorado corporation doing business as American Cannabis Company, a wholly owned subsidiary of American Cannabis Company Inc., a Delaware Corporation (“Guarantor”), to and for the benefit of MEDIHEMP, LLC, a Colorado limited liability Company, and Its Wholly Owned Subsidiary, Slam Enterprises, LLC, a Colorado limited liability company (“Creditor”).

RECITALS

A. Hollister & Blacksmith, Inc., a Colorado corporation doing business as American Cannabis Company, a wholly owned subsidiary of American Cannabis Company Inc., a Delaware Corporation (“Debtor”) has given to Creditor a Promissory Note in the original principal amount of One Million, One Hundred Thousand US Dollars ($1,100,000) (the “Note”), of even date with this Guaranty.

B. Guarantor has agreed to guaranty the full and prompt payment of all sums due under the Note.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, Guarantor covenants and agrees as follows:

1. Guarantor hereby unconditionally guarantees and becomes surety for the full and timely payment of all principal, interest, and all other charges to be paid by Debtor under the Note. In the event of a default and failure to cure by the Debtor under the Note, and upon written notice by the Creditor of such default, Guarantor will pay to the Creditor the interest, principal, and any and all other sums due under the Note, and any and all other costs and expenses which may arise as a consequence of any such default by the Debtor including, without limitation, any and all costs incurred by Creditor in its enforcement of the Note and this Guaranty.

2. Guarantor expressly agrees that Creditor, without notice to or the consent of Guarantor, may modify, extend, or assign the Note by agreement with Debtor and grant modifications, extensions, or assignments to Debtor in respect of the Note without in any manner affecting the liability of Guarantor hereunder. No such modification, extension or assignment shall release Guarantor from this Guaranty.

3. This Guaranty shall be an absolute and irrevocable continuing guaranty of payment and performance, and the validity of this Guaranty and the obligations of Guarantor shall in no way be affected, modified, terminated, impaired, or diminished by reason of any of the following (whether or not notice is given to Guarantor): (a) the failure of Creditor to assert against Debtor or against Debtor’s successors and assigns any of the rights or remedies reserved to Creditor pursuant to the provisions of the Note; (b) the failure of Debtor to assert against Creditor or against Creditor’s successors and assigns any of the rights or remedies reserved to Debtor pursuant to the provisions of the Note; (c) any action of any nature taken by Creditor against Debtor; (d) a petition for relief under Title 11 of the United States Code is filed by or against Debtor that is not dismissed within ninety (90) days; (e) Debtor consents to, acquiesces in, or takes any action, or there is filed by or against Debtor any petition or action, looking to or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any other present or future statute, law, or regulation either of the United States or any state; (f) there is appointed, with or without the consent of the Debtor, any trustee, custodian, receiver, or liquidator of all or a portion of Creditor’s property or assets; (g) Debtor shall make an assignment for the benefit of creditors or shall be unable to pay its debts as they become due.

4. Guarantor agrees to pay all costs and expenses, including reasonable attorneys’ fees, incurred by Creditor in enforcing this Guaranty against Guarantor.

5. This Guaranty shall be governed and construed in accordance with the laws of the State of Colorado. This Guaranty is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

6.       One or more waivers of a breach of any term of this Agreement by either party shall not be construed by the other party as a waiver of a subsequent breach of the same term. The consent or approval of either party to or of any act by the other party of a nature that required consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent act.

IN WITNESS WHEREOF, the Guarantor has duly executed this Guaranty as of the day and year first written above.

__________________________________________

Terry Buffalo

Principal Executive Officer for

Hollister & Blacksmith, Inc., a Colorado corporation

doing business as American Cannabis Company,

a wholly owned subsidiary of American Cannabis Company Inc.,

a Delaware Corporation

Date: March 11, 2021